Exhibit 99.1

PSQ Holdings Completes Sale of EveryLife to FreeHold Brands

Transaction completes the Company’s transition to a focused fintech business; proceeds to strengthen the balance sheet and fund growth initiatives

BOZEMAN, Mont., -- November 5, 2026 -- PSQ Holdings, Inc. (NYSE: PSQH) (the “Company”) today announced that it has completed the previously announced sale of EveryLife, its direct-to-consumer baby products business, to FreeHold Brands for total consideration of $5.5 million, subject to customary adjustments.

“Closing the EveryLife sale completes our move to fintech,” said Dusty Wunderlich, Chairman and Chief Executive Officer. “Every dollar we invest, and every hour our team works, now goes exclusively toward the merchants and customers who rely on us for payments and financing. EveryLife has a good home with FreeHold Brands.”

The Company intends to use the proceeds to strengthen its balance sheet and fund growth initiatives across its fintech businesses. The sale is the final step in the Company’s effort over the last 12 months to refocus its core business on fintech offerings. With the transaction closed, the Company operates exclusively in payments and consumer financing.

The consideration consisted of $1.0 million in cash paid at closing and a $4.5 million promissory note secured by EveryLife's assets. Additional terms are described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission.

About PSQ Holdings, Inc.

PSQ Holdings (NYSE: PSQH) is a payments and financial infrastructure company. We build and operate payments and consumer financing infrastructure in highly regulated environments for industries underserved by traditional financial institutions, including businesses, campaigns, and nonprofits that depend on reliable, compliant solutions.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “targets,” and similar expressions. Statements in this release regarding the repayment of the promissory note issued by FreeHold Brands, the anticipated use of proceeds from the sale of EveryLife, the Company’s expectation of achieving positive monthly operating cash flow in 2027, the sufficiency of the Company’s liquidity to fund its operations, and the Company’s strategy, focus, and growth prospects are forward-looking statements. These statements are based on management’s current expectations and are subject to risks, uncertainties, and changes in circumstances that could cause actual results to differ materially. These include the risk that the Company does not achieve positive operating cash flow when expected, that its cash resources prove insufficient to fund its operations, and that FreeHold Brands does not obtain financing or does not repay the note when due, in which case the Company’s recovery would depend on enforcement of its security interest and the value of the collateral. Other risks are described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and its subsequent filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update any forward-looking statement.

Investor Contact:

investment@publicsq.com

Media Contact:

pr@publicsq.com